Exhibit 99.1

4 Waterway Square Place, Suite 100 The Woodlands, Texas 77380 (281) 210-5100

NEWS RELEASE

NEWFIELD EXPLORATION ANNOUNCES $500 MILLION OFFERING OF SENIOR NOTES

The Woodlands, Texas, March 5, 2015 — Newfield Exploration Company (NYSE: NFX) today announced that it is commencing a public offering of $500 million of Senior Notes due 2026. The Company intends to use the net proceeds from the offering, along with cash on hand or borrowings under its revolving credit facility, to redeem its outstanding 6 7⁄8% Senior Subordinated Notes due 2020.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc. and Goldman, Sachs & Co. are acting as joint book-running managers for the offering. The offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-198120) filed by Newfield with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed with the SEC to which this communication relates. Prospective investors should read the preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents Newfield has filed with the SEC for more complete information about Newfield and this offering. When available, copies of the preliminary prospectus supplement, the prospectus supplement and the accompanying prospectus related to the offering may be obtained for free by visiting EDGAR on the SEC website, www.sec.gov, or by contacting:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

1-866-803-9204

Newfield Exploration Company is an independent energy company engaged in exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. In addition, the Company has oil developments offshore China.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Newfield’s Senior Notes due 2026 or any other securities, nor shall there be any sale of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

**This release contains forward-looking information. All information other than historical facts included in this release is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors. Factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s 2014 Annual Report on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com